Exhibit 99.1

SYNERGY PHARMACEUTICALS, INC.

For Release on January 7, 2011 at 8:00 am EST

Synergy Pharmaceuticals Announces New Clinical Development Plan for Plecanatide

NEW YORK—(BUSINESS WIRE)—Synergy Pharmaceuticals, Inc. (OTC BB: SGYP), a developer of new drugs to treat gastrointestinal (GI) disorders and diseases, today announced that the next clinical trial of plecanatide to treat chronic idiopathic constipation patients, planned to begin in the second quarter of 2011, has been designed as a Phase II/III trial.  The trial, a 90-day repeat oral dose ranging, randomized, double-blind, placebo-controlled study, will utilize approximately 800 chronic constipation patients, and will have as its primary objective the measure of complete spontaneous bowel movements (CSBM’s) using a responder analysis.  The trial will also evaluate spontaneous bowel movements (SBM’s) and daily constipation symptoms including straining, stool consistency, abdominal discomfort, plus impact of plecanantide on disease specific quality of life measures.

Synergy recently announced positive results in a Phase IIa clinical trial of plecanatide in patients with chronic constipation.  Oral plecanatide given once daily, over 14 consecutive days, at doses of 0.3, 1.0, 3.0 and 9.0 mg improved bowel function in patients with chronic constipation. Benefits were observed in increased frequency of bowel movements, decreased straining and abdominal discomfort, and improvement in other associated clinical measures. Plecanatide treatment exhibited an excellent safety profile.  No severe adverse events were observed, and notably no patients receiving plecanatide reported drug-related diarrhea.  Additionally, no systemic absorption of plecanatide was detected in patients at any of the dose levels studied.

“Based on recent discussions we have had with FDA plus our analysis of the overall results of our Phase IIa trial of plecanatide, we believe that plecanatide offers us a unique opportunity to accelerate the drug’s development by designing the next clinical trial of plecanatide to meet the key endpoint for an approval in chronic constipation, namely, a CSBM responder analysis over a 90-day treatment period in chronic constipation patients,” said Gary S. Jacob, President & CEO.

About Plecanatide

Plecanatide (formerly called SP-304) is a member of a new class of non-systemic drugs for treatment of CC, constipation-predominant-irritable bowel syndrome (IBS-C) and other functional GI  disorders.  Plecanatide is a synthetic analog of uroguanylin, a natriuretic hormone that regulates ion and fluid transport in the GI tract.  Orally-administered plecanatide binds to and activates guanylate cyclase C (GC-C) expressed on epithelial cells lining the GI mucosa, resulting in activation of the cystic fibrosis transmembrane conductance regulator (CFTR), and leading to augmented flow of chloride and water into the lumen of the gut, facilitating bowel movement. In animal models, oral administration of plecanatide promotes intestinal secretion as well as ameliorating gastrointestinal inflammation.

About Chronic Idiopathic Constipation (CIC)

CIC is a very common gastrointestinal disorder. Up to 26 million Americans suffer from the disorder, and of this population about 5 million have a severe condition necessitating intervention.  The prevalence of the disorder is similar in other developed countries.  Patients with CIC often experience hard stools, straining during bowel movements and not enough bowel movements during the week. People with CIC can experience serious discomfort which adversely affects their ability to work and their quality of life.

About Irritable Bowel Syndrome (IBS)

Up to one sixth of adults experience irritable bowel syndrome (IBS), a condition marked by disturbed bowel function and abdominal pain. IBS patients can have three different sets of symptoms; diarrhea-predominant (IBS-D), constipation-predominant (IBS-C) and mixed or alternating disorder (IBS-M). The split in prevalence between the forms is about 1/3rd each. In addition, most patients suffering from the mixed form of IBS (IBS-M) are believed to mainly have constipation. An estimated 10 million people in the US and an additional 10 million people in the EU suffer from IBS-C. IBS (all forms) accounts for 12% of adult visits to primary care physicians in the US.

About Synergy Pharmaceuticals, Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase C (GC-C) receptor on epithelial cells of the GI tract.  Plecanatide has recently completed a Phase IIa clinical trial in patients to treat CC. The Company plans to initiate a Phase II/III 90-day repeated-oral-dose, placebo-controlled clinical trial of plecanatide in CC patients in the second quarter of 2011.  Plecanatide is also being developed to treat IBS-C, with the first trial in IBS-C patients planned for 2011.  More information is available at http://www.synergypharma.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements, including Synergy’s plan to initiate a Phase II/III 90-day repeated-oral-dose, placebo-controlled clinical trial of plecanatide in CC patients in the second quarter of 2011, are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Synergy does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2009 and periodic reports filed with the Securities and Exchange Commission.

Company Contact:

Gary S. Jacob, Ph.D.
President and CEO
Synergy Pharmaceuticals, Inc.
+1-212-297-0020
gjacob@synergypharma.com